As filed with the Securities and Exchange Commission on July 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reinvent Technology Partners

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	98-1548118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

215 Park Avenue, Floor 11

New York, New York 10003

Telephone: (212) 457-1272

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Telephone: (302) 338-9130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard L. Ellin, Esq. Christopher M. Barlow, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Jack Sheridan, Esq. Ryan J. Maierson, Esq. Benjamin A. Potter, Esq. Brian D. Paulson, Esq. Saad Khanani, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the Registration Statement on Form S-4 filed by Reinvent Technology Partners on April 2, 2021, as amended (File No. 333-254988), which was declared effective by the Commission on July 16, 2021, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	1,511,110	$0.0000033(4)	$4.99(4)	$0.01
Total			$4.99	$0.01

(1)

This Registration Statement relates to the Registration Statement on Form S-4 filed by Reinvent Technology Partners on April 2, 2021 (File No. 333-254988), as amended, which was declared effective by the Commission on July 16, 2021 (the “Prior Registration Statement”). Immediately prior to the consummation of the Merger described in the Prior Registration Statement, Reinvent Technology Partners, a Cayman Islands exempted company (“RTP”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which RTP’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by RTP (after the Domestication), the continuing entity following the Domestication, which will be renamed “Joby Aviation, Inc.” (“Joby Aviation”), as further described in the Prior Registration Statement. As used herein, “Joby Aviation” refers to RTP after the Domestication, including after such change of name.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of Joby Aviation being registered represents the sum of (a) 66,085,868 shares of Joby Aviation common stock to be issued in connection with the Merger described in the Prior Registration Statement (excluding shares of Joby Aviation common stock issued to current shareholders of Joby who already voted in favor of the Merger as described in the Prior Registration Statement), (b) the product of (i) 6,501,833 shares of Joby common stock reserved for issuance upon the exercise of options to purchase Joby common stock outstanding as of July 29, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described in the Prior Registration Statement, which will convert into options to purchase shares of Joby Aviation common stock in accordance with the terms of the Merger Agreement described in the Prior Registration Statement and (ii) an exchange ratio of 3.4572 shares of Joby Aviation common stock for each share of Joby common stock, and (c) the product of (i) 2,951,600 shares of Joby common stock reserved for issuance upon the settlement of Joby restricted stock units outstanding as of July 29, 2021 and that may be issued after such date pursuant to the terms of the Merger Agreement described in the Prior Registration Statement, which will convert into restricted stock units, each of which will represent the right to receive one share of Joby Aviation common stock upon the satisfaction of vesting conditions in accordance with the terms of the Merger Agreement described in the Prior Registration Statement and (ii) an exchange ratio of 3.4572 shares of Joby Aviation common stock for each share of Joby common stock, in each case of clauses (a)-(c) above, less the number of shares of common stock registered under the Prior Registration Statement (97,257,166 shares) pursuant to the prior exchange ratio

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. Joby is a private company, no market exists for its securities and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Joby securities expected to be exchanged in the Merger.

*

Prior to the consummation of the Merger described in the Prior Registration Statement, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Reinvent Technology Partners (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Joby Aviation, Inc.”

EXPLANATORY NOTE

This Registration Statement on Form S-4 (this “Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering additional shares of Reinvent Technology Partners (the “Company”) common stock, par value $0.0001 per share. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) filed on April 2, 2021, as amended (File No. 333-254988), which was declared effective by the Commission on July 16, 2021 (the “Prior Registration Statement”). The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of the Registration Statement on Form S-4 (File No. 333-254988), originally filed with the Commission on April 2, 2021 and incorporated herein by reference).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 30th day of July, 2021.

REINVENT TECHNOLOGY PARTNERS

By:	/s/ Michael Thompson
Name:	Michael Thompson
Title:	Chief Executive Officer, Chief Financial
Officer and Director

Signature	Title	Date
Chief Executive Officer, Chief
Financial Officer and Director
/s/ Michael Thompson	(Principal Executive, Financial and	July 30, 2021
Michael Thompson	Accounting Officer)

*	Director	July 30, 2021
Sherry Coutu

*	Director	July 30, 2021
Charles Hudson

*	Director	July 30, 2021
Reid Hoffman

*	Director	July 30, 2021
Fei-Fei Li

*	Director	July 30, 2021
Mark Pincus

*	Director	July 30, 2021
Kristina Salen

*By:	/s/ Michael Thompson
Michael Thompson
Attorney-in-fact

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